October 15, 2002	Exhibit 99.1

Investors may contact:
Kevin Stitt, Bank of America, 704.386.5667
Lee McEntire, Bank of America, 704.388.6780

Media may contact:
Eloise Hale, Bank of America, 704.387.0013
eloise.hale@bankofamerica.com

Bank of America reports third quarter earnings per share of $1.45
Strong performance in consumer bank continues to lead growth

CHARLOTTE – Bank of America Corporation today reported third quarter net income of $2.24 billion, or $1.45 per share (diluted), up from $841 million, or $0.51 per share, reported a year ago.

Third quarter 2001 earnings included $1.25 billion in after-tax costs related to the exit of the company’s auto leasing and subprime real estate lending businesses. In addition, the adoption of FAS No. 142 in the first quarter of 2002 eliminated the amortization of goodwill, which impacts the company’s expenses and net income. Excluding goodwill amortization and exit costs in the third quarter of 2001, net income was relatively flat and earnings per share were up 6 percent.

Third quarter results were driven by ongoing growth in consumer revenue from such product lines as mortgage, credit card and deposits, as well as lower credit costs. These improvements offset a significant reduction in market-related revenue from trading and equity investments.

“We continue to benefit from our diversified business mix,” said Kenneth D. Lewis, chairman and chief executive officer. “Third quarter performance was led by strong growth in consumer banking, demonstrating the progress we’re making in executing our customer-focused strategy.”

“We also are encouraged by the reduction of net charge-offs, reflecting improved credit quality in our middle-market business,” continued Lewis. “Although the environment remains challenging, we are optimistic that we will continue to gain market share in our businesses and differentiate Bank of America in the eyes of our customers and investors.”

In the third quarter, the return on average common equity was 19.02 percent.

Net income for the first nine months of 2002 was $6.64 billion, or $4.22 per share (diluted), up from $4.73 billion, or $2.90 per share, a year ago. Excluding goodwill amortization and exit costs in 2001, net income and earnings per share were up 3 and 7 percent, respectively, in the first nine months.

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Third quarter highlights (compared to a year ago)

Financial highlights

•	Shareholder Value Added (SVA) grew 7 percent to $880 million.

•	Net charge-offs declined to $804 million.

•	Average total customer deposits grew 8 percent to $332 billion.

•	Average consumer loans grew 8 percent to $192 billion.

•	Mortgage banking income doubled to a record $218 million.

•	Card income was up 11 percent, driven by increased purchase volume.

•	Investment banking revenue grew 4 percent to $318 million.

•	Total service charges increased 9 percent, driven by increased consumer activity and higher corporate fees in lieu of compensating balances as a result of the lower rate environment.

Customer highlights

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The company increased checking accounts by 401,000 in the first nine months of the year, compared to 193,000 for all of 2001. The number of accounts increased by 153,000 in the third quarter. The company continues to attract and retain customers with its new My Access Checking™ product and through increased customer satisfaction.

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The number of customers expressing the highest level of satisfaction with the company increased 11 percent in the first nine months of the year. This equates to an increase of 1.30 million customers being highly satisfied with their banking experience. These customers are more likely to expand their relationships and refer others to the bank.

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The company achieved the status as the No. 1 national lender by the U.S. Small Business Administration (SBA), by doubling its SBA loan output during the 2002 SBA fiscal year (ended Sept. 30) and providing 3,917 SBA loans, the highest in the industry, to small businesses nationwide.

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LoanSolutions®, an end-to-end consumer real estate credit solution, has been successfully rolled out to 8,000 banking center employees to provide customers with point-of-sale loan decisions on a range of primary mortgages. This has significantly improved the mortgage experience for the customer and creates new cross-selling opportunities.

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During the third quarter, the company reached 4.3 million active online banking users – the most users in the industry. The growth in that number also reflects the growth in electronic bill payment, which has reached $7.1 billion of transactions per quarter.

•	The company launched its Visa Mini Card, a new miniature credit card that fits on a key chain. This debut is part of the company’s strategy to create innovative banking solutions for customers.

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The company saw increased usage of its SafeSend™ debit card product, which allows consumers to send money to Mexico more efficiently and reduces fraud, helping the company support and strengthen its multicultural strategy by better meeting the needs of its diverse customer base.

Revenue

Total revenue of $8.69 billion was relatively unchanged from the previous year.

Fully taxable-equivalent net interest income rose 3 percent to $5.47 billion, driven by higher securities, consumer loan and deposit levels.

Noninterest income decreased 6 percent to $3.22 billion. Mortgage banking income doubled, card income rose 11 percent, and both total investment and brokerage services income and investment banking income increased 4 percent. Other income also was up 43 percent due primarily to $190 million in gains on whole loan sales. These improvements were offset by lower market-related revenues as equity investments and trading account profits declined a total of $600 million.

During the quarter, the company realized $189 million in net securities gains.

Efficiency

Expenses were down 22 percent from a year ago to $4.6 billion, (adjusted for business-exit costs and amortization of goodwill, expenses increased 4 percent). Noninterest expense included a charge for a change in assumptions on the return for pension plan assets from 9.5 to 8.5 percent. Additional charges included costs associated with a contract termination for discontinued software licenses. The efficiency ratio was 53.19 percent.

Credit quality

Credit quality continued to be affected by the economic slowdown and uncertain market conditions, causing charge-offs to remain at elevated levels.

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Provision for credit losses of $804 million was down $447 million from a year ago and 9 percent from $888 million in the second quarter of 2002. Third quarter 2001 provision included $395 million related to the exit of the subprime real estate business.

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Net charge-offs were $804 million, or 0.94 percent of loans and leases, down from $1.49 billion, or 1.65 percent, a year ago. Third quarter 2001 charge-offs included $635 million in losses related to the exit of the subprime real estate business.

Total net charge-offs decreased $84 million, or 9 percent, from the second quarter of 2002. The decline was driven by lower middle-market business charge-offs and slightly higher recoveries.

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Nonperforming assets were $5.13 billion, or 1.50 percent of loans, leases and foreclosed properties at Sept. 30, 2002, up 13 percent from $4.52 billion, or 1.33 percent, a year earlier. Nonperforming assets increased 4 percent from levels in the second quarter of 2002 due principally to increases in the corporate portfolio.

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The allowance for credit losses was 2.01 percent of loans and leases on Sept. 30, 2002, an increase in coverage of 4 basis points from 1.97 percent a year ago. The allowance for credit losses, at $6.86 billion, represented 142 percent of nonperforming loans, down from 162 percent a year ago. The allowance for credit losses was virtually unchanged from the second quarter of 2002.

Capital management

Total shareholders’ equity was $48.2 billion on Sept. 30, 2002, down 4 percent from a year ago and represented 7 percent of period-end assets of $660 billion. The preliminary Tier 1 Capital Ratio was 8.13 percent, an increase of 18 basis points from a year earlier.

During the quarter, Bank of America repurchased 16.8 million shares and issued 3.3 million shares following exercises of stock options. Average common shares outstanding were 1.50 billion, down 6 percent from 1.60 billion a year earlier and 2 percent from the second quarter of 2002.

Business segment results

To present comparable business segment results, earnings and expenses for the third quarter of 2001 have been adjusted to exclude goodwill amortization.

Consumer and Commercial Banking

Consumer and Commercial Banking (CCB) earned $1.58 billion, up 13 percent from a year ago. Total revenue grew 11 percent while expenses increased 11 percent. Return on equity was 34.6 percent and SVA grew 24 percent to $1.08 billion.

Net interest income increased 11 percent to $3.73 billion, driven by growth in consumer loans and deposits. Consumer loans grew 14 percent, primarily in residential mortgages and credit cards. Commercial loan levels declined 12 percent as companies paid down loan balances.

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Average deposits grew 7 percent, as new customers opened checking accounts and consumers moved assets into deposit products with greater liquidity during uncertain market conditions. Growth in consumer deposits continued to be led by increases in money market savings and checking account balances.

Noninterest income was up 12 percent to $2.17 billion, driven by higher consumer service charges from increased customer activity, mortgage activity, growth in new customers, increased use of debit and credit cards by customers and higher commercial account service charges.

Global Corporate and Investment Banking

Global Corporate and Investment Banking (GCIB) earned $428 million, an 18 percent decrease from last year. While revenue declined 11 percent to $2.04 billion, the provision for loan losses decreased 30 percent, partly reflecting lower loan balances. Additionally, expenses declined 1 percent. Return on equity was 15.6 percent and SVA decreased 21 percent to $107 million.

Total trading-related revenue in GCIB, which includes trading-related net interest income and trading account profits, was $576 million, down 29 percent from last year’s results, primarily due to weaker demand for equity and interest rate products.

Despite the challenging environment, investment banking income increased 4 percent from last year. These results were driven by higher syndications and advisory services fees.

Asset Management

Asset Management earnings decreased 55 percent from a year ago to $72 million, primarily due to one large charge-off and lower assets under management. Provision for credit losses rose to $118 million from $16 million a year earlier. Revenue of $581 million was down 5 percent while expenses increased 2 percent. Return on equity was 11.3 percent and SVA declined $99 million to $(4) million.

Assets under management declined 3 percent to $271.9 billion. In an effort to increase its distribution capabilities to better serve the financial needs of clients across the franchise, Asset Management is on track to increase the number of financial advisors and relationship managers in 2002 by 20 percent.

Equity Investments

Equity Investments reported a net loss of $160 million, compared to a net loss of $83 million a year ago. In Principal Investing, cash gains were $35 million in the third quarter, offset by impairments and fair market valuation adjustments of $228 million, combined.

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One of the world’s leading financial services companies, Bank of America is committed to making banking work for customers and clients like it never has before. Through innovative technologies and the ingenuity of its people, Bank of America provides individuals, small businesses and commercial, corporate and institutional clients across the United States and around the world new and better ways to manage their financial lives.

Shares of Bank of America (ticker: BAC), the second largest banking company in the United States by market capitalization, are listed on the New York, Pacific and London stock exchanges. The company’s Web site is www.bankofamerica.com. News, speeches and other corporate information may be found at www.bankofamerica.com/newsroom.

Additional financial tables are available at www.bankofamerica.com/investor/.

Note: James H. Hance Jr., vice chairman and chief financial officer, will discuss third quarter results in a conference call at 9:30 a.m. (Eastern Time) today. The call can be accessed via a Webcast available on the Bank of America Web site at http://www.bankofamerica.com/investor/.

Forward-Looking Statements

This press release contains forward-looking statements including, without limitation, statements about the Corporation’s financial conditions, results of operations and earnings outlook. These forward-looking statements involve certain risks and uncertainties. Actual conditions, results and earnings may differ materially from those contemplated by such forward-looking statements. Factors that may cause actual results to differ materially from such statements include, among others, the following: 1) projected business increases following process change and other investments are lower than expected; 2) competitive pressure among financial services companies increases significantly; 3) general economic conditions are less favorable than expected; 4) changes in the interest rate environment reduce interest margins and impact funding sources; 5) changes in market rates and prices may adversely impact the value of financial products; 6) legislation or regulatory requirements or changes adversely affect the businesses in which the company is engaged; 7) litigation liabilities, including costs, expenses, settlements and judgments may adversely affect the Corporation and its businesses; and 8) decisions may be made to downsize, sell or close units or otherwise change the business mix of the company. For further information, please read the Bank of America reports filed with the SEC and available at www.sec.gov.

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Bank of America

	Three Months Ended September 30		Nine Months Ended September 30
	2002	2001	2002	2001
	(Dollars in millions, except per share data; shares in thousands)

Financial Summary(1)
Earnings	$2,235	$841	$6,635	$4,734
Earnings per common share	1.49	0.52	4.34	2.95
Diluted earnings per common share	1.45	0.51	4.22	2.90
Dividends per common share	0.60	0.56	1.80	1.68
Closing market price per common share	63.80	58.40	63.80	58.40
Average common shares issued and outstanding	1,504,017	1,599,692	1,526,946	1,603,340
Average diluted common shares issued and outstanding	1,546,347	1,634,063	1,573,203	1,632,928

Summary Income Statement(1)
Net interest income	$5,302	$5,204	$15,549	$14,873
Noninterest income	3,220	3,429	10,141	10,950

Total revenue	8,522	8,633	25,690	25,823
Provision for credit losses	804	1,251	2,532	2,886
Gains on sales of securities	189	97	326	82
Business exit costs	—	1,305	—	1,305
Other noninterest expense	4,620	4,606	13,604	14,081

Income before income taxes	3,287	1,568	9,880	7,633
Income tax expense	1,052	727	3,245	2,899

Net income	$2,235	$841	$6,635	$4,734

Summary Average Balance Sheet
Loans and leases	$340,484	$357,726	$334,703	$376,261
Managed loans and leases	345,812	367,602	341,473	386,662
Securities	76,484	58,930	72,450	56,637
Earning assets	580,248	557,108	563,964	562,038
Total assets	669,149	642,184	651,257	648,789
Deposits	373,933	363,328	368,142	360,793
Shareholders’ equity	46,652	49,202	47,457	48,597
Common shareholders’ equity	46,592	49,134	47,396	48,528

Performance Ratios(1)
Return on average assets	1.33%	0.52%	1.36%	0.98%
Return on average common shareholders’ equity	19.02	6.78	18.71	13.03
Efficiency ratio (taxable-equivalent basis)	53.19	67.79	52.09	59.00

Credit Quality
Net Charge-offs(2)	$804	$1,491	$2,532	$3,050
% of average loans and leases	0.94%	1.65%	1.01%	1.08%
Managed bankcard net charge-offs as a % of average managed bankcard receivables	5.13	4.81	5.38	4.71

	At September 30
	2002	2001

Balance Sheet Highlights
Loans and leases	$341,091	$339,018
Securities	89,581	75,964
Earning assets	564,825	539,249
Total assets	660,008	640,105
Deposits	377,415	359,870
Shareholders’ equity	48,239	50,151
Common shareholders' equity	48,179	50,084
Book value per share	32.07	31.66
Total equity to assets ratio (period end)	7.31%	7.83%
Risk-based capital ratios:(3)
Tier 1	8.13	7.95
Total	12.38	12.12
Leverage ratio	6.35	6.59
Period-end common shares issued and outstanding	1,502,162	1,582,129
Allowance for credit losses	$6,861	$6,665
Allowance for credit losses as a % of loans and leases	2.01%	1.97%
Allowance for credit losses as a % of nonperforming loans	142	162
Nonperforming loans	$4,849	$4,119
Nonperforming assets	5,131	4,523
Nonperforming assets as a % of:
Total assets	.78%	.71%
Loans, leases and foreclosed properties	1.50	1.33
Nonperforming loans as a % of loans and leases	1.42	1.22

Other Data
Full-time equivalent employees	134,135	143,824
Number of banking centers	4,226	4,259
Number of ATM's	12,489	12,986

(1)
The three months ended September 30, 2001 included goodwill amortization of $165 million. The impact on net income was $153 million, or $0.09 per share (diluted). The nine months ended September 30, 2001 included goodwill amortization of $502 million. The impact on net income was $467 million, or $0.29 per share (diluted).

(2)
Net charge-offs in 2001 includes $635 million related to the exit of certain consumer finance businesses. Excluding these net charge-offs, the net charge-off ratio would have been 0.95% and 0.86% for the three months and nine months ended September 30, 2001, respectively.

(3)	2002 ratios are preliminary.

BUSINESS SEGMENT RESULTS

	Consumer and Commercial Banking	Asset Management	Global Corporate and Investment Banking	Equity Investments	Corporate Other
Three months ended September 30, 2002
Total revenue	$5,902	$581	$2,039	$(230)	$393
Net income	1,580	72	428	(160)	315
Shareholder value added	1,075	(4)	107	(222)	(76)
Return on equity	34.6%	11.3%	15.6%	(30.5)%	n/m
Average loans and leases	$183,035	$22,964	$60,821	$446	$73,218
Three months ended September 30, 2001
Total revenue	$5,311	$610	$2,286	$(60)	$572
Net Income (4)	1,287	148	491	(85)	(1,000)
Shareholder value added	867	95	136	(156)	(118)
Return on equity	26.7%	26.4%	15.1%	(13.7)%	n/m
Average loans and leases	$179,194	$24,631	$78,219	$468	$75,214

n/m	= not meaningful
(4)
Includes goodwill amortization of $105 million for Consumer and Commercial Banking, $12 million for Asset Management, $27 million for Global Corporate and Investment Banking, $2 million for Equity Investments and $7 million for Corporate Other.

	Three Months Ended September 30		Nine Months Ended September 30
	2002	2001	2002	2001
SUPPLEMENTAL FINANCIAL DATA
Performance Metrics—Excludes nonrecurring charges (1,2)
Return on average assets	1.33%	1.29%	1.36%	1.23%
Return on average common shareholders' equity	19.02	16.87	18.71	16.48
Efficiency ratio (taxable-equivalent basis)	53.19	52.82	52.09	53.99
Shareholder value added	$880	$824	$2,546	$2,293
Taxable-equivalent basis data
Net interest income	5,465	5,290	15,974	15,128
Total revenue	8,685	8,719	26,115	26,078
Net interest yield	3.75%	3.78%	3.78%	3.59%

(1)
Excludes nonrecurring charges for provision for credit losses of $395 million and noninterest expense of $1.3 billion, both which are related to the exit of certain consumer finance businesses in the third quarter of 2001. Noninterest expense charges consisted of goodwill write-offs, auto lease residual charges, real estate servicing asset charges and other transaction costs. The impact of business exit charges on net income for the three months ended September 30, 2001 was $1.25 billion or $0.77 per share (diluted). The impact of business exit charges on net income for the nine months ended September 30, 2001 was $1.25 billion or $0.76 per share (diluted). Nonrecurring charges are charges associated with a one time event that is not reasonably expected to recur in the foreseeable future. The Corporation believes that the exclusion of nonrecurring charges provides a meaningful comparison to the results in prior periods and reflects the results of its core operations.

(2)	See footnote (1) on page 1.